     Exhibit (a)(13)
For Immediate Release

Indústrias Romi S.A. Avenida Pérola Byington, 56 13453-900 Santa Bárbara d’Oeste-SP — BRASIL Telefone: 55 (19) 3455-9000 — Fax: 55 (19) 3455-2499
ROMI FILES INVESTOR PRESENTATION REGARDING OFFER TO ACQUIRE HARDINGE
Reiterates Benefits of Romi’s All-Cash Offer in Comparison to Hardinge’s Stand-Alone Prospects
SANTA BARBARA D’OESTE, Brazil, April 13, 2010 — Indústrias Romi S.A. (Bovespa: ROMI3) (“Romi”), a leading global manufacturer of machine tools, today announced that it has filed an investor presentation with the Securities and Exchange Commission (the “SEC”) in connection with its fully funded cash tender offer to acquire all of the outstanding shares of Hardinge Inc. (NASDAQ: HDNG) (“Hardinge”) for $8.00 per share, as announced on March 30, 2010. The offer and withdrawal rights are scheduled to expire at 12:00 midnight, New York City time, on May 10, 2010, unless extended or terminated. Livaldo Aguiar dos Santos, Chief Executive Officer of Romi, and Luiz Cassiano Rosolen, Controller and Investor Relations Officer, will be meeting with Hardinge investors this week to discuss the benefits of Romi’s offer in comparison to Hardinge’s stand-alone prospects.
“We look forward to meeting with many of the largest shareholders of Hardinge to discuss our compelling all-cash offer,” said Mr. dos Santos. “Our objective is to help investors better understand the fundamentals of our industry and why our offer is far superior to the historic underperformance of Hardinge relative to its peers. We continue to believe that this transaction represents a superior valuation relative to Hardinge’s stand-alone prospects and it remains our strong preference to begin due diligence immediately and reach a mutually agreeable transaction with the Hardinge Board of Directors.”
Highlights of the presentation include Romi management’s view:
•	That Romi’s $8.00 per share offer, which was made on the basis of publicly available information, offers superior value and immediate liquidity for Hardinge shareholders.
•	Romi’s offer represents an attractive public market premium relative to comparable small-cap public transactions[1]:
•	37% one-day average premium (vs. Romi’s offer of a 46% premium to Hardinge’s close on February 3, 2010)

•	42% four-week average premium (vs. Romi’s offer of a 63% premium to Hardinge’s close on December 14, 2009)
•	Romi’s offer is compelling relative to the valuation levels in recent acquisitions by Hardinge

•	Romi’s offer is supported by an analysis applied to Hardinge based on key assumptions of year-over-year annual revenue growth consistent with the industry outlook toward cyclical recovery; gross margins adjusted for the impact of the U.S. distribution contracts

[1]	Includes all industrial sector transactions under $300mm announced from January 1, 2000 to current on U.S. public targets. Source: The Mergermarket Group.

previously announced by Hardinge; and SG&A, capital expenditure and working capital levels consistent with recent corporate initiatives
•	That it is highly doubtful that Hardinge will deliver equivalent or superior value to the Romi offer within a reasonable timeframe.
•	The machine tools industry is experiencing fundamental, lasting change and demand conditions are unlikely to return to levels experienced in the past five years in a near- or mid-term timeframe.
•	Uncertain recovery in orders and demand relative to historical cycles

•	Impact of potential “sideways” global economic recovery

•	Weak capital spending environment in core developed markets

•	Lower expected government expenditures for capital projects
•	This uncertainty in timing and magnitude of recovery is likely to expose Hardinge’s growing gap in operating performance relative to its peers.
•	Hardinge consistently lagged behind peers on revenue and order growth trends during the 2004 to 2007 industry expansion

•	Hardinge’s shift to a variable business model reduces operating leverage and removes significant upside potential during a future recovery

•	Hardinge has a flexible cost structure, but a weakened competitive position as a stand-alone entity

•	Hardinge’s operating scale going forward could be insufficient to support its recovery and allow it to compete in a consolidated industry environment
“We appreciate the opportunity to meet with Hardinge shareholders,” concluded Mr. dos Santos. “We encourage them to urge their Board and management to allow us to conduct due diligence and sit down with us as soon as possible to discuss a mutually agreeable transaction.”
The investor presentation is available on the Romi web site (www.romi.com) and at the SEC’s web site (www.sec.gov) or by directing a request to Innisfree M&A Incorporated, the Information Agent for the offer, toll-free at 888-750-5834.
HSBC Securities (USA) Inc. is acting as financial advisor and Shearman & Sterling LLP is acting as legal advisor to Romi on the proposed transaction.
About Romi
Indústrias Romi S.A. (Bovespa: ROMI3), founded in 1930, is the market leader in the Brazilian machinery and equipment industry. The company is listed in the “Novo Mercado” category, which is reserved for companies with the highest degree of corporate governance on the Bovespa. The company manufactures machine tools, mainly lathes and machining centers, plastic injection and blow molding machines for thermoplastics and parts made of grey, nodular or vermicular cast iron, which are supplied rough or machined. The company’s products and services are sold globally and used by a variety of industries, such as the automotive, general consumer goods and industrial and agricultural machinery and equipment industries.
Important Information
This press release is neither an offer to purchase nor a solicitation of an offer to sell securities of Hardinge. Any offers to purchase or solicitation of offers to sell will be made only pursuant to the tender offer statement (including the offer to purchase, the letter of transmittal and other offer documents) which was filed with the Securities and Exchange Commission (the “Commission”) on March 30, 2010 and is accessible for free at the Commission’s website at http://www.sec.gov. Such documents may also be obtained by investors and security holders for free by calling Innisfree M&A Incorporated, the Information Agent for the offer, toll-free at 888-750-5834. Investors and security holders are urged to read such disclosure documents carefully and in their entirety because they will contain important information.
Romi is not currently engaged in a solicitation of proxies from the shareholders of Hardinge. However, in connection with Romi’s offer to acquire Hardinge, certain directors and officers of Romi may participate in meetings or discussions with Hardinge shareholders. Romi does not believe that any of these persons is a “participant” in the solicitation of proxies under SEC rules. If in the future Romi does engage in a solicitation of proxies from the shareholders of Hardinge in connection with its offer to acquire Hardinge, Romi will include the identity of people who, under SEC rules, may be considered “participants” in the solicitation of proxies from Hardinge shareholders in applicable SEC filings when they become available.
Forward-Looking Statements
Any statements made in this press release that are not statements of historical fact, including statements about our beliefs and expectations, including the proposed acquisition of Hardinge, are forward-looking statements within the meaning of the U.S. federal securities laws and should be evaluated as such. Forward-looking statements include statements that may relate to our plans, objectives, strategies, goals, future events, future revenues or performance, and other information that is not historical information. These forward-looking statements may be identified by words such as “anticipate,” “expect,” “suggest,” “plan,” “believe,” “intend,” “estimate,” “target,” “project,” “could,” “should,” “may,” “will,” “would,” “continue,” “forecast,” and other similar expressions.
Although we believe that these forward-looking statements and projections are based on reasonable assumptions at the time they are made, you should be aware that many factors could cause actual results or events to differ materially from those expressed in the forward-looking statements and projections. Factors that may materially affect such forward-looking statements include: our ability to successfully complete any proposed transaction or realize the anticipated benefits of a transaction; delays in obtaining any approvals for the transaction, or an inability to obtain them on the terms proposed or on the anticipated schedule. Forward-looking statements, like all statements in this press release, speak only as of the date of this press release (unless another date is indicated). Unless required by law, we do not undertake any obligation to publicly update any forward-looking statements, whether as a result of new information, future events, or otherwise.
Media Contact
Joele Frank, Wilkinson Brimmer Katcher
Steve Frankel / Tim Lynch: (212) 355-4449
Investor Contact
Innisfree M&A Incorporated
Alan Miller / Jennifer Shotwell / Scott Winter: (212) 750-5833
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